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                           ASSET PURCHASE AGREEMENT

                                   BETWEEN

                               MAGNETEK, INC.,

                                     AND

                              MAS ACQUIRING CORP.

                     --------------------------------------

                          DATED AS OF NOVEMBER 8, 1994

                     --------------------------------------

                  SALE OF AIRPORT GROUND SUPPORT SYSTEMS DIVISION


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                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
ARTICLE I     DEFINITIONS..................................................  1

     1.1      Certain Defined Terms........................................  1
     1.2      Other Definitional Provisions................................  5

ARTICLE II    CLOSING; PURCHASE PRICE ADJUSTMENT...........................  6

     2.1      Sale and Transfer of the Assets..............................  6
     2.2      Assets Not Transferred.......................................  7
     2.3      Assumed and Excluded Liabilities.............................  8
     2.4      Closing...................................................... 10
     2.5      Purchase Price Adjustment; Assignment of
              Accounts Receivable.......................................... 11
     2.6      Tax Allocation............................................... 13
     2.7      Sales and Use Tax............................................ 14

ARTICLE III   CONDITIONS TO CLOSING........................................ 14

     3.1      Buyer's Obligation........................................... 14
     3.2      Seller's Obligations......................................... 14

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF MAGNETEK................... 15

     4.1      Authority; No Conflicts; Governmental
              Consents..................................................... 15
     4.2      Financial Statements......................................... 16
     4.3      Assets Other than Real Property Interests.................... 16
     4.4      Intellectual Property........................................ 17
     4.5      Contracts.................................................... 17
     4.6      Litigation; Decrees.......................................... 18
     4.7      Assets of the Division....................................... 18

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF BUYER...................... 18

     5.1      Authority; No Conflicts; Governmental
              Consents..................................................... 18
     5.2      Actions and Proceedings, Etc. ............................... 19
     5.3      Availability of Funds........................................ 19
     5.4      Buyer's Acknowledgment....................................... 20
     5.5      Exon-Florio.................................................. 20
     5.6      No Knowledge of Seller's Breach.............................. 20

ARTICLE VI    COVENANTS OF MAGNETEK........................................ 20

     6.1      Access....................................................... 20


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     6.2      Teledyne Agreement........................................... 20
     6.3      Reserved..................................................... 21
     6.4      Reserved..................................................... 21
     6.5      Accounts Receivable.......................................... 21
     6.6      Non-Competition.............................................. 21
     6.7      Cessation of Manufacture..................................... 22

ARTICLE VII   COVENANTS OF BUYER........................................... 23

     7.1      Accounts Receivable.......................................... 23
     7.2      Waiver of Bulk Sales Law Compliance.......................... 23
     7.3      Insurance.................................................... 23
     7.4      Guaranty relating to MagneTek Belgium........................ 23
     7.5      Saudi Letters of Credit...................................... 24

ARTICLE VIII  MUTUAL COVENANTS............................................. 25

     8.1      Permits and Consents......................................... 25
     8.2      Cooperation.................................................. 26
     8.3      Publicity.................................................... 26
     8.4      Reasonable Efforts and Further Assurances.................... 26
     8.5      Records...................................................... 27
     8.6      Access to Former Business Records;
              Cooperation in Litigation.................................... 27
     8.7      Use of Trademarks and Trade Names............................ 28
     8.8      MagneTek Belgium............................................. 28

ARTICLE IX    EMPLOYEE BENEFIT MATTERS..................................... 28

     9.1      Employee Retention........................................... 28
     9.2      Employee Benefit Plans....................................... 29
     9.3      Vacation, Holiday and Severance Pay.......................... 29
     9.4      Teledyne Pension Credits..................................... 29
     9.5      Third-Party Beneficiaries.................................... 29

ARTICLE X     INDEMNIFICATION.............................................. 30

     10.1     Indemnification by MagneTek.................................. 30
     10.2     Indemnification by Buyer..................................... 31
     10.3     Losses Net of Insurance, Etc. ............................... 31
     10.4     Termination of Indemnification............................... 32
     10.5     Procedures Relating to Indemnification (Other
              than for Tax Claims)......................................... 32
     10.6     Procedures Relating to Indemnification of Tax
              Claims....................................................... 34
     10.7     Survival of Representations.................................. 35

ARTICLE XI    GENERAL PROVISIONS........................................... 35

     11.1     Assignment................................................... 35
     11.2     No Third-Party Beneficiaries................................. 35
     11.3     Termination.................................................. 35

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     11.4     Expenses..................................................... 37
     11.5     Attorneys' Fees.............................................. 37
     11.6     Amendments................................................... 37
     11.7     Notices...................................................... 37
     11.8     Interpretation; Exhibits and Schedules....................... 38
     11.9     Counterparts................................................. 38
     11.10    Entire Agreement............................................. 38
     11.11    Fees......................................................... 39
     11.12    Severability................................................. 39
     11.13    Governing Law................................................ 39


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EXHIBITS
--------

EXHIBIT A     Form of Bill of Sale, Assignment and
                Assumption Agreement...................................... A-1
EXHIBIT B     Form of Confidentiality Agreement........................... B-1
EXHIBIT C     Form of License Agreement................................... C-1
EXHIBIT D     Form of Promissory Note..................................... D-1
EXHIBIT E     Form of Warranty Services Agreement......................... E-1



SCHEDULES
---------

Schedule 1.1     November Balance Sheet
Schedule 2.2(d)  Certain Excluded Assets
Schedule 2.3(b)  Certain Product claims; notification
Schedule 2.3(d)  Certain contractual claims
Schedule 2.6     Purchase Price Allocation
Schedule 4.1(b)  Consents
Schedule 4.4     Intellectual Property
Schedule 4.5     Contracts
Schedule 5.1(b)  Consents
Schedule 6.1     Certain Confidential Information
Schedule 6.6     Non-Compete Products
Schedule 7.4     Letter regarding Belgium Obligations
Schedule 8.1(a)  Contracts to be Novated
Schedule 9.1     Division Employees
Schedule 11.11   Brokerage Fee


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                         ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT dated as of November 8, 1994, between MAGNETEK, INC., a Delaware corporation ("Seller" or "MagneTek"), and MAS ACQUIRING CORP., a Nevada corporation ("Buyer").

          MagneTek is engaged, through its Airport Ground Support Systems division (the "Division"), in the business of manufacturing, servicing and selling aircraft ground support equipment comprised primarily of pre-conditioned air and power supply products. Seller desires to sell to Buyer certain assets (other than excluded assets) relating to the Division. Buyer desires to purchase such assets and is willing to assume certain associated obligations and liabilities.

          Accordingly, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

           1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

          "Assets" has the meaning set forth in Section 2.1.

          "Assigned Contracts" has the meaning set forth in Section 2.1(d).

          "Assumed Liabilities" has the meaning set forth in Section 2.3.

          "Bill of Sale, Assignment and Assumption Agreement" means a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A.

          "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in California are authorized or required by law to close.

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          "Buyer Indemnified Person" has the meaning set forth in
Section 10.1.

          "Closing Balance Sheet" has the meaning set forth in Section 2.5.

          "Closing Date" means the day on which the Closing occurs pursuant to Section 2.4.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Confidentiality Agreement" means a Confidentiality Agreement in substantially the form attached hereto as Exhibit B.

          "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, pertaining to the Division.

          "Division Employee" means any employee of MagneTek Belgium and any employee of MagneTek working for the Division on the Closing Date, including any employee on leave on such date.

          "Employee Benefit Arrangements" means each and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), disability, holiday, vacation, sick pay, sick leave, tuition refund, service award and other employee benefit arrangements, plans, contracts or policies providing employee or executive compensation or benefits to Division Employees, other than the Employee Benefit Plans.

          "Employee Benefit Plans" means each and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Seller or in which Seller participates or participated and which, in each case, provides benefits to Division Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

          "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable statutes, regulations, rules, ordinances or codes which relate to the


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protection of the environment from the effects of hazardous materials.

          "Equipment" has the meaning set forth in Section 2.1(a).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

          "Excluded Assets" has the meaning set forth in Section 2.2.

          "Excluded Liabilities" has the meaning set forth in Section 2.3.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Indemnified Person" means, with respect to any Loss, the Person seeking indemnification hereunder.

          "Indemnifying Person" means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.

          "Intellectual Property" has the meaning set forth in Section 2.1(c).

          "Knowledge of Seller" with reference to any of the representations and warranties of MagneTek means the actual knowledge of any "officer" of MagneTek as such term is defined in 17 C.F.R. Section 240.16a-1(f) (excluding Robert E. Tupack), to the extent such officer had, on the date hereof, responsibility for matters that are the subject of such representation and warranty; PROVIDED, HOWEVER, that unless such an officer had (a) actual knowledge to the contrary or (b) direct responsibility at the Division level for the subject matter thereof, such knowledge is based solely upon the written and oral information supplied to MagneTek in respect of this Agreement by Division Employees.

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          "License Agreement" means the license agreement with respect to the
"INET" tradename to be entered into by Seller and Buyer in substantially the form of Exhibit C hereto.

          "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

          "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation). Loss recoverable hereunder is subject to the limitations set forth in Section 10.3.

          "MagneTek Belgium" means MagneTek Belgium, S.A., a Belgian company.

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property or condition (financial or other) of the Division, taken as a whole or (b) the ability of Seller to consummate the transactions contemplated by this Agreement.

          "November Balance Sheet" means the unaudited balance sheet of the Division as of the close of business on November 2, 1994, attached hereto as
Schedule 1.1.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Promissory Note" means the promissory note in the principal amount of $250,000 to be executed by Buyer in substantially the form of Exhibit D hereto.

          "Purchase Price" means the adjusted price derived pursuant to
Section 2.5.

          "Records" has the meaning set forth in Section 2.1(f).

          "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in

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each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "SEC" means the Securities and Exchange Commission.

          "Subsidiary Stock" means the issued and outstanding capital stock of MagneTek Belgium.

          "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any jurisdiction or other taxing authority, on such Person.

          "Teledyne" means Teledyne Industries, Inc., a California corporation.

          "Teledyne Agreement" means the Asset Purchase Agreement among Teledyne, MagneTek Belgium, Teledyne Belgium, S.A. and MagneTek dated as of July 31, 1992.

          "Transaction Documents" means (i) this Agreement; (ii) the Bill of Sale, Assignment and Assumption Agreement; (iii) the Promissory Note; (iv) the License Agreement; (v) the Warranty Services Agreement; and (vi) the Confidentiality Agreement.

          "Transactions" means the transactions contemplated by the Transaction Documents.

          "Warranty Services Agreement" means the agreement to be entered into between Buyer and Seller relating to performance by Buyer of certain warranty obligations of Seller in substantially the form of Exhibit E hereto.

          1.2  OTHER DEFINITIONAL PROVISIONS.

               (a)  Terms defined in this Agreement in Sections other than
Section 1.1 shall have the meanings as so defined when used in this Agreement.

               (b) As used herein, accounting terms not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

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               (c)  Unless express reference is made to Business Days,
references to days shall be to calendar days.

                                      ARTICLE II

                           CLOSING; PURCHASE PRICE ADJUSTMENT

          2.1 SALE AND TRANSFER OF THE ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date MagneTek will sell, convey, transfer, assign and deliver to Buyer all of MagneTek's right, title and interest in and to the Subsidiary Stock (and as soon as possible after the Closing Date will cause the shares thereof now or formerly held by Frank Perna, Jr. to be transferred to Buyer or its assignee), and on the Closing Date MagneTek will sell, convey, transfer, assign and deliver to Buyer all of MagneTek's right, title and interest in and to the following assets (except the Excluded Assets) of MagneTek, to the extent that they are used exclusively in the operations of the Division, as the same shall exist on the Closing Date (collectively, including the Subsidiary Stock, the "Assets"):

               (a) all tangible personal property, including, without limitation, the fixtures, furnishings, furniture, office supplies, vehicles, rolling stock, tools, machinery, equipment and computer equipment (including transferable software);

               (b) all inventory, including, without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies;

               (c) any trademarks, trade names, patents, service marks, copyrights (whether registered or unregistered) and pending applications for the foregoing listed on Schedule 4.4 (the "Intellectual Property");

               (d) all Contracts (including, but not limited to, all Contracts listed on Schedule 4.5 and all Contracts entered into by the Division through the Closing Date), provided that any Contract that requires the consent to assignment of a party thereto which consent has not been obtained prior to the Closing Date pursuant to Section 8.1 shall be deemed Assigned Contracts only to the extent therein provided (the "Assigned Contracts");

               (e) all transferable business licenses and permits used exclusively in or relating exclusively to the Division or the Assets;


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               (f)  all books and records (other than historical accounting, personnel, financial and Tax records), plans and specifications, sales literature, product information and files and all other information and/or data related to or used by Seller exclusively in connection with the Assets and the operation of the Division (the "Records");

               (g) all accounts receivable and notes receivable of Seller with respect to the operation of the Division on the Closing Date; and

               (h)  all goodwill appurtenant to the foregoing Assets.

          2.2 ASSETS NOT TRANSFERRED. Notwithstanding anything herein to the contrary, the following assets are not included in the Assets and shall be retained by Seller and/or assigned or otherwise conveyed to Seller by MagneTek Belgium on or prior to the Closing Date (the "Excluded Assets"):

               (a) all cash and cash equivalent items (except for deposits and prepaid expenses reflected on the Closing Balance Sheet and relating to Assumed Liabilities) of Seller and MagneTek Belgium, including, without limitation, checking accounts, bank accounts, lock box files, certificates of deposit, time deposits, securities, and the proceeds of accounts receivable, including uncashed checks in payment thereof received by Seller or MagneTek Belgium on or prior to the Closing Date, in each case whether or not relating to the Division;

               (b) all rights, properties, and assets which have been used or held for use in connection with the Division and which shall have been transferred (including transfers by way of sale) or otherwise disposed of prior to the Closing, provided such transfers and disposals shall have been in the ordinary course of the business of the Division as conducted at the date hereof;

               (c) rights to or claims for refunds or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller or MagneTek Belgium, whether or not attributable to the Division;

               (d) the accounts receivable, inventory, tangible personal property and Contracts set forth on Schedule 2.2(d) or identified on Schedule
1.1 as the property of, or to be retained by, Seller;


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               (e)  all insurance policies and rights thereunder, including but not limited to, rights to any cancellation value as of the Closing Date;

               (f) proprietary or confidential business or technical information, records and policies that relate generally to Seller or any of its Affiliates and are not used exclusively in the Division, including, without limitation, organization manuals and strategic plans;

               (g) subject to the limited rights granted in Section 8.7 and in the License Agreement and to any matters referred to in the Teledyne Agreement relating to the "INET" mark, all "MagneTek" and "INET" marks, including any and all trademarks or service marks, trade names, slogans or other like property relating to or including the name "MagneTek" or "INET," the mark "MagneTek" or "INET," or any derivative thereof, and the MagneTek or NET logo or any derivative thereof, and Seller's proprietary computer programs or other software, including but not limited to Seller's proprietary data bases, accounting and reporting formats, systems and procedures;

               (h) except as expressly provided in Article IX, the pension credits provided by Teledyne to MagneTek under the Teledyne Agreement;

               (i) except as expressly provided in Section 6.2, MagneTek's and MagneTek Belgium's rights against Teledyne under the Teledyne Agreement;

               (j) any rights under any lease or otherwise in respect of any real property heretofore used or occupied by the Division in the United States;

               (k) any shares of the capital stock of America West Airlines, Inc. and any derivatives thereof or rights appurtenant thereto; and

               (l) all other assets of Seller not expressly included in the Assets to be sold hereunder, including but not limited to assets used by Seller or its Affiliates in other businesses of Seller or its Affiliates and assets used primarily in connection with Seller's corporate functions (including but not limited to the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books), whether or not used for the benefit of the Division.

          2.3 ASSUMED AND EXCLUDED LIABILITIES. On the Closing Date, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement pursuant

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to which Buyer shall assume and agree to pay, perform and discharge when due, all the liabilities and obligations of Seller arising out of the business of the Division, of any kind or nature, whether absolute, contingent, accrued or otherwise, and whether arising before or after the Closing including, without limitation, all liabilities (i) for Taxes assumed by Buyer under Section 2.7,
(ii) under the Assigned Contracts, (iii) for services to be provided pursuant to the Warranty Services Agreement and (iv) all liabilities and obligations of Buyer set forth in Article IX hereof (collectively, the "Assumed Liabilities"); PROVIDED, HOWEVER, that the Assumed Liabilities shall in no event include the following liabilities (the "Excluded Liabilities"):

               (a) any liability, responsibility or obligation with respect to any Seller Plan, except (x) as provided in Article IX, and (y) pursuant to any Assigned Contract;

               (b) up to $1,200,000 in potential liability for the Teledyne-related product liability or warranty claims relating to the product failures described in Schedule 2.3(b) hereof;

               (c) any liability, responsibility or obligation arising out of the following administrative matters, except those matters which any employee of the Division had actual knowledge of and did not disclose to the Seller prior to the Closing Date:

                    (i) Taxes for any period ending on or prior to the Closing Date, excluding the Taxes covered by Section 2.7;

                    (ii) advances by, or loans, notes or other obligations to, financial institutions (including interest incurred on advances, loans, notes and other obligations) except any of the foregoing entered into by an employee of the Division at any time;

                    (iii) Seller's failure to obtain licenses or permits, pay fees or make appropriate disclosure, required by any Requirement of Law, except any that could have been obtained, paid or made, respectively, by an employee of the Division;

                    (iv) Seller's failure to implement or maintain any companywide policy or program required by any Requirement of Law;


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                    (v)  any misrepresentation or non-compliance by Seller
or any of its Affiliates with respect to matters covered by the Securities Act of 1933, as amended, the Exchange Act, as amended, or any state securities or "blue sky" law; and

                    (vi) workers' compensation or product liability claims based upon injuries or malfunctions occurring prior to the Closing Date; PROVIDED that written notice of such claim is delivered to Seller within the two-year period following the Closing Date;

               (d) any and all liabilities and obligations of Seller or any of its Affiliates of any kind, character or description, whether known or unknown, accrued, absolute, contingent or otherwise, that are (i) not attributable to the Division or the Assets or (ii) expressly reserved as to the Stearns contracts as set forth on Schedule 2(3)(d) hereof;

          2.4 CLOSING. The closing (the "Closing") of the purchase and sale of the Assets shall be held at the offices of Gibson, Dunn & Crutcher, 2029 Century Park East, Suite 4000, Los Angeles, California 90067, at 10:00 a.m. on November 8, 1994, or if the conditions to Closing set forth in Article III shall not have been satisfied or waived by such date, subject to Section 11.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver to Seller (i) by wire transfer (to a bank account designated at least two business days prior to the Closing Date in writing by Seller) immediately available funds in an amount equal to the sum of (a) $250,000 plus (b) an amount equal to the tangible book value of the Division determined on the basis of the November Balance Sheet, plus or minus an estimate, if the parties mutually agree prior to the Closing Date with respect thereto, of any adjustment of the purchase price under Section 2.5 (the "Closing Date Amount") and (ii) the Promissory Note, and such other documents as are required by this Agreement.

          At the Closing, MagneTek shall deliver or cause to be delivered to Buyer (a) the Bill of Sale, Assignment and Assumption Agreement, (b) the License Agreement, (c) the Warranty Services Agreement, (d) the Confidentiality Agreement, (e) the documents and agreements referred to in
Section 3.1 hereof and (f) such other instruments of transfer and documents as Buyer may reasonably request, and Buyer shall deliver to Seller (i) the documents and agreements referred to in the preceding clauses (a) through
(d) and in Section 3.2 hereof and (ii) such other

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instruments of assumption and documents as Seller may reasonably request.  In addition, Seller shall deliver to Buyer at the Closing an affidavit in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code, and any corresponding affidavit required for state tax purposes.

          2.5  PURCHASE PRICE ADJUSTMENT; ASSIGNMENT OF ACCOUNTS RECEIVABLE.

               (a) Within 60 days after the Closing Date, MagneTek shall prepare and deliver to Buyer a balance sheet as of the close of business on the Closing Date comprising the Assets and the outstanding Assumed Liabilities (the "Closing Balance Sheet"). For purposes of preparing the Closing Balance Sheet, Buyer shall make Division Employees available to MagneTek (without charge) and such employees shall, for the purpose of assisting MagneTek in preparing the Closing Balance Sheet, be instructed by Buyer to act at MagneTek's direction.

               During the 30 days immediately following Buyer's receipt of the Closing Balance Sheet, Buyer shall be entitled to review the Closing Balance Sheet and MagneTek's working papers relating to the Closing Balance Sheet, and MagneTek shall provide Buyer access at all reasonable times to its personnel, properties, books and records to the extent relevant and not comprising Assets. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth day following delivery thereof unless Buyer gives written notice to MagneTek of its disagreement with the Closing Balance Sheet (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by MagneTek with respect to the Closing Balance Sheet, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of any Notice of Disagreement, MagneTek and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, Buyer and MagneTek shall each have access to the other party's working papers prepared in connection with the Buyer's preparation of a

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Notice of Disagreement.  At the end of such 30-day period, MagneTek and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Closing Balance Sheet, with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on Buyer and MagneTek on the date the Accounting
Firm delivers its final resolution to the parties. The Accounting Firm shall be Arthur Andersen & Company, or if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this
Section 2.5 shall be borne 50% by Buyer and 50% by MagneTek.

               (b) The Closing Date Amount shall be adjusted such that the Purchase Price is increased, or decreased, as the case may be, to the extent that tangible book value of the Division increases or decreases from the amount reflected on the November Balance Sheet. The Closing Date Amount shall be adjusted upward or downward, dollar for dollar, in respect of any such negative or positive adjustment. Any required adjustment to the Closing Date Amount pursuant to this Section 2.5 shall be referred to as the "Purchase Price Adjustment."

               (c) The Closing Balance Sheet shall be prepared in accordance with GAAP, applied in a manner consistent with that followed in the preparation of the November Balance Sheet, subject to the following (without duplication with any estimated adjustments made to determine the Closing Date Amount):

                         (i)   the Closing Balance Sheet shall not
               reflect any provision for Taxes (whether as an asset or a liability);

                         (ii)  intercompany advances shall be
               eliminated;

                         (iii) adjustments will be made for certain
               doubtful receivables, overvalued inventory and equipment, and a warranty reserve (without any provision pertaining to the Denver Airport or the claims referred to in Section 2.3(b)) will be established as reflected on the November Balance Sheet;

                         (iv) the Closing Balance Sheet shall reflect a $20,000 prepaid asset relating to certain technology attributable to the Agreement dated as of December 18, 1992, by and among FCX Systems, Inc., certain shareholders of FCX Systems, Inc., and MagneTek, and a prepaid asset equal to the amounts due from an employee in respect of expenses to be reimbursed to the Division; and

                        (v)   all Excluded Assets (and all related
               depreciation and reserves) shall be eliminated and all Excluded Liabilities (and related reserves) shall be eliminated.

                   (d) Buyer agrees, with respect to Purchase Price Adjustments, that following the Closing, Buyer will not take any actions with respect to the accounting books, records, policies and procedures of the Division on which the Closing Balance Sheet is to be based that are not consistent with GAAP applied in the manner consistent with the past practices of the Division.

                   (e) Within thirty days after the receipt by Buyer of the Closing Balance Sheet in accordance with Section 2.5(a) hereof, Buyer shall remit to MagneTek or MagneTek shall remit to Buyer, as the case may be, in immediately available funds, any undisputed amounts constituting Purchase Price Adjustments. With respect to any items that are the subject of a Notice of Disagreement, payment shall be made in immediately available funds within three business days after the resolution thereof pursuant to
Section 2.5(a). Each payment pursuant to this Section 2.5 shall be made with interest on the amount of the payment at an annual rate equal to the reference rate quoted by the San Francisco branch of Bank of America on the Closing Date for the period from the Closing Date to the date of payment, computed on the basis of a 360-day year and actual days elapsed.

          2.6 TAX ALLOCATION. Buyer and Seller shall agree upon an allocation of the Purchase Price plus the Assumed Liabilities (to the extent identifiable or reasonably estimable as of the date hereof) to broad categories constituting components of the Assets, upon delivery to Seller of the resale certificate provided for in Section 2.7 and concurrently therewith Buyer and Seller shall attach to this Agreement a Schedule 2.6 setting forth such allocation. Buyer and Seller shall report the purchase and sale of the Assets in accordance with the agreed upon allocation among such broad categories for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the

Code and the Treasury Regulations promulgated thereunder), but such allocation shall not constrain reporting for other purposes.

          2.7 SALES AND USE TAX. Buyer and Seller shall cooperate in preparing, executing and filing use and sales Tax returns relating to, and Buyer and Seller shall share equally and pay when due, any and all sales, stamp or stock transfer or use Tax due with regard to, the purchase and sale of the Assets. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by Section 2.6. Not later than seven days after the Closing Date, Buyer shall furnish Seller with a form of resale certificate that complies with the requirements of California and other applicable state taxation laws.

                                ARTICLE III

                           CONDITIONS TO CLOSING

          3.1 BUYER'S OBLIGATION. The obligations of Buyer to purchase and pay for the Assets are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

                   (a) The representations and warranties of MagneTek made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing, as though made on and as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer certificates dated the Closing Date and signed by an authorized officer of the Seller confirming the foregoing.

                   (b) No injunction or order shall have been granted by any court or administrative agency or instrumentality of competent jurisdiction that would restrain or prohibit any of the Transactions or that would impose damages as a result thereof, and no action or proceeding shall be pending before any court or administrative agency or instrumentality of competent jurisdiction in which any Person seeks such a remedy (if in the opinion of counsel to Buyer there exists a reasonable risk of a materially adverse result in such pending action or proceeding).

          3.2 SELLER'S OBLIGATIONS. The obligations of Seller to sell and deliver the Assets to Buyer are subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

                   (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

                   (b) Buyer shall have either assumed or replaced (in compliance with the underlying Contract) all performance bonds, letters of credit or other surety obligations to which MagneTek is a party or as to which it has liability as a guarantor or otherwise and which relate to the Assets or Assumed Liabilities, except as provided in Sections 7.4 and 7.5.

                   (c) Buyer shall have furnished Seller with insurance certificates reflecting compliance with the provisions of Section 7.3.

                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MAGNETEK

          MagneTek hereby represents and warrants to Buyer as follows:

          4.1  AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

                   (a) MagneTek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MagneTek has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the Transactions. All corporate acts and other proceedings required to be taken by MagneTek to authorize the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by MagneTek and constitutes a valid and binding obligation of MagneTek, enforceable against MagneTek in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                   (b) The execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of MagneTek under, any provision of (i) the Certificate of Incorporation or By-Laws of MagneTek, (ii) subject to the matters disclosed in Schedules 4.1(b) or 7.4, any Contract binding upon MagneTek or
(iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(D) below, any Requirement of Law applicable to MagneTek or its property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a Material Adverse Effect. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to MagneTek in connection with the execution and delivery of the Transaction Documents or the consummation of the Transactions, other than (A) compliance with and filings under
Section 13(a) or 15(d), as the case may be, of the Exchange Act,
(B) compliance with and filings and notifications under applicable Environmental Laws, (C) those that may be required solely by reason of Buyer's participation in the Transactions and (D) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect.

          4.2 FINANCIAL STATEMENTS. To the Knowledge of Seller, the November Balance Sheet was prepared in accordance with GAAP consistently applied, and fairly presents the financial condition of the Division as of November 2, 1994 except: (a) as set forth herein; (b) for the absence of footnotes; (c) for normal recurring adjustments; and (d) to the extent it was prepared on a PRO FORMA basis, with allocations of certain assets and liabilities based upon good faith estimates of management.

          4.3 ASSETS OTHER THAN REAL PROPERTY INTERESTS. Seller has good and valid title to the Assets, subject to such Liens as may exist. To the Knowledge of Seller, Seller has not incurred any indebtedness for borrowed money in connection with any borrowing for general corporate purposes, in connection with which a Lien on any of the Assets was imposed, other than any Lien of which any Division Employee has actual knowledge. This Section 4.3 does not relate to Intellectual Property, such Assets being the subject of Section 4.4.

          4.4  INTELLECTUAL PROPERTY.  To the Knowledge of Seller, Schedule
4.4 sets forth a list of all Intellectual Property (excluding any such Intellectual Property that is included in Excluded Assets). Except as disclosed on Schedule 4.4, to the Knowledge of Seller, MagneTek owns or has the right to use, without payment to any other party, the Intellectual Property listed on such Schedule 4.4.

          4.5 CONTRACTS. To the Knowledge of Seller, Schedule 4.5 sets forth a list of each of the following types of Contracts of Seller or MagneTek Belgium:

                   (a) any employment or severance agreement for a Division Employee that has an aggregate future liability in excess of $50,000 and is not terminable by notice of not more than 60 days for a cost of less than $50,000 (including any contracts or agreements with certain Division Employees that relate to the Transactions);

                   (b) any employee collective bargaining agreement or other contract with any labor union covering Division Employees;

                   (c) any Contract other than in the ordinary course of business pursuant to which the aggregate of payments to become due from or to Seller is equal to or exceeds $50,000, and which is not terminable by no more than 60 days' notice for a cost of less than $50,000; and

                   (d) any Contract of the size referred to in clause (c) above as to which the consent of a party is required to effectuate the Transactions (excluding the assignment of the respective Contract).

              Except as disclosed on Schedule 4.5, each Contract listed on
Schedule 4.5 is valid, binding and in full force and effect and is enforceable by Seller or MagneTek Belgium in accordance with its terms. Except as disclosed in Schedule 4.5, to the Knowledge of Seller, Seller or MagneTek Belgium has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time of the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any of the Assigned Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. MagneTek has previously notified Teledyne as to the existence of the claims referred to in Section 2.3(b), a copy of which notification is included in Schedule 2.3(b).

          4.6 LITIGATION; DECREES. To the Knowledge of Seller, as of the date of this Agreement there are no pending or threatened lawsuits or claims with respect to which MagneTek or MagneTek Belgium has contacted in writing the defendant or been contacted in writing by the claimant or by counsel for the claimant by or against MagneTek relating to the Division which (a) involves a claim by or against Seller or MagneTek Belgium of more than $50,000,
(b) seeks any injunctive relief or (c) relates to the Transactions, other than any pending or threatened lawsuit or claim of which any Division
Employee has actual knowledge. To the Knowledge of Seller, neither MagneTek nor MagneTek Belgium is in default under any judgment, order or decree of any Governmental Authority applicable to the Division, except where the default would not have a Material Adverse Effect, other than any default of which any Division Employee has actual knowledge.

          4.7 ASSETS OF THE DIVISION. Except for any Assets that may not be transferred to Buyer pursuant to Section 2.2 or Section 8.1, the Assets and the rights conferred by the Transaction Documents comprise all the properties and assets used by Seller exclusively in the operation of the business of the Division as conducted on the date hereof. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ASSETS (INCLUDING THE SUBSIDIARY STOCK) OR THE DIVISION, INCLUDING AS TO THE QUALITY, CONDITION, MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A PARTICULAR PURPOSE THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE SOLD TO BUYER "AS IS AND WHERE IS."

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          5.1  AUTHORITY; NO CONFLICTS; GOVERNMENTAL CONSENTS.

                   (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

                   (b) Except as disclosed on Schedule 5.1(b), the execution and delivery of this Agreement does not and of the other Transaction Documents will not, and the consummation of the Transactions and compliance with the terms of the Transaction Documents will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of (i) the Certificate of Incorporation or By-Laws of Buyer, (ii) any Contract binding upon Buyer or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(C) below, any Requirement of Law applicable to Buyer or its property or assets. No material consent, approval, license, permit order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of the Transaction Documents or the consummation by Buyer of the Transactions, other than (A) compliance with and filings under Section 13(a) and 15(d), as the case may be, of the Exchange Act, (B) compliance with and filings and notifications under applicable Environmental Laws and (C) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the Transactions.

          5.2 ACTIONS AND PROCEEDINGS, ETC. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer.

          5.3 AVAILABILITY OF FUNDS. Buyer has all funds, or binding commitments as to the availability to Buyer of all funds, required to consummate the Transactions.

          5.4  BUYER'S ACKNOWLEDGMENT.  Buyer acknowledges and agrees that,
(a) other than the representations and warranties of MagneTek specifically contained in this Agreement, there are no representations or warranties of Seller either expressed or implied with respect to Seller, the Division, the Assets or the Transactions and (b) it shall have a right to indemnification from MagneTek solely as provided in Article X hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by either Seller or any of its officers, directors, employees, agents or advisors, or otherwise available to Buyer.

          5.5 EXON-FLORIO. Buyer is not a "foreign person" for purposes of the Exon-Florio Amendment to the Defense Production Act of 1950.

          5.6 NO KNOWLEDGE OF SELLER'S BREACH. Neither Buyer nor, to the best knowledge of Buyer, any of its Affiliates, has knowledge of any breach of any representation or warranty by MagneTek or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. If any information relevant to the representations and warranties of MagneTek under this Agreement shall come to Buyer's attention before the Closing Date (whether through Seller or otherwise), then for the purposes of MagneTek's liability under such representations and warranties the effect shall be as if the representations and warranties were so modified in this Agreement, and no claim for indemnification may be made under Article X hereof to the extent such claim would not arise under such modified representation or warranty.

                                  ARTICLE VI

                           COVENANTS OF MAGNETEK

          MagneTek covenants and agrees as follows:

          6.1 ACCESS. Following the Closing, MagneTek will give Buyer and its representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel files of MagneTek relating to Division Employees, and to the confidential information described on Schedule 6.1; PROVIDED, HOWEVER, that Buyer shall restrict its use of such information in accordance with the Confidentiality Agreement.

          6.2 TELEDYNE AGREEMENT. On or prior to the Closing Date, MagneTek will notify Teledyne Industries, Inc. ("Teledyne") that it has assigned its rights under the Teledyne Agreement as they pertain to the Division to Buyer, except its rights pertaining to the claims referred to in Section 2.3(b). Buyer agrees to comply with and be bound by the provisions of the Teledyne Agreement to which the rights so assigned relate. As between Buyer and Seller, it is agreed to and acknowledged that to the extent the indemnification provided by the Teledyne Agreement is subject to a deductible and/or a maximum, the rights assigned to Buyer hereunder shall be deemed subject only to a share of such deductible equal to $50,000, and a maximum of $2,000,000. Buyer shall have the sole responsibility for establishing any claim (including such deductible) vis-a-vis Teledyne, PROVIDED that MagneTek will confirm to Teledyne the matters set forth in this Section 6.2 and provide Teledyne with any assurances it may reasonably request in respect of the bifurcation of indemnity contemplated hereby.

          6.3  RESERVED.

          6.4  RESERVED.

          6.5 ACCOUNTS RECEIVABLE. Seller agrees promptly to forward to Buyer any and all proceeds from accounts receivable of the Division that are received by Seller to the extent they pertain to accounts receivable included in the Assets or to products sold or services provided after the Closing Date. If, after the Closing Date, Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to Seller, on the one hand ("Seller Accounts Receivable"), and to Buyer, on the other hand ("Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire undisputed Seller Accounts Receivable and undisputed Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of Seller or the Buyer, as applicable.

          6.6  NON-COMPETITION.

                   (a) Subject to the terms, conditions and exceptions of this Section 6.6, MagneTek hereby agrees that neither MagneTek nor any Affiliate controlled by MagneTek (a "MagneTek Affiliate"), for a period of five years from and after the Closing Date, will engage, directly or indirectly, whether as principal, consultant, investor or otherwise, in the design, development, manufacture, marketing, fabrication, test or delivery of any of the commercial products designed and manufactured for aircraft ground support systems described on Schedule 6.6 hereto. Notwithstanding anything to the contrary in this Section 6.6, the acquisition by MagneTek of (i) any Person, less than 5% of the gross revenues of which are derived from a business involved in the production of any of the products described on Schedule 6.6 hereto (a "Competitive Business") or (ii) no more than 5% of any class of securities of a Person, if such securities are traded in any public market (within or outside of the United States) or 15% of any class of privately held securities of a Person, in either case if such Person derives 5% or more of its gross revenues from a Competitive Business, shall not constitute a breach of this Section 6.6.

              (b) The prohibition in Section 6.6(a) shall apply to all counties in the State of California and all similar political subdivisions or regions in all states of the United States and all geographical areas worldwide (each, a "Territory"). MagneTek agrees that the remedy at law for any breach by MagneTek of this Section 6.6 will be inadequate and that Buyer shall be entitled to injunctive relief. The provisions of Section 6.6(a) have been negotiated by sophisticated commercial parties with equal bargaining power and the parties agree that such provisions are reasonable under the circumstances. The provisions set forth in Section 6.6(a) are intended as separate covenants with respect to each of the restricted activities and each Territory. If the provisions of Section 6.6(a) should ever be adjudicated to exceed the time, geographic, service or product limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by applicable law. If any one of such provisions is declared invalid for any reason whatsoever, and if any one of such provisions cannot be reformed as aforesaid, such ruling shall not affect the validity of the remainder of the provisions. The other provisions shall remain in effect as if the provisions had been executed without the invalid provisions. The parties hereby declare that they intend that the remaining provisions continue to be effective without any that have been declared invalid and not reformed as aforesaid.

          6.7 CESSATION OF MANUFACTURE. MagneTek agrees that if it does not sell the PTS Division of MagneTek to the Carlyle Group and it ceases to manufacture any of the products identified on Schedule 6.1 of this Agreement, it will provide to Buyer on commercially reasonable terms all drawings, test specifications and procedures, technical data, pc board drawings, wiring, diagrams, schematic diagrams, parts lists, technical manuals and parts, specifications and other data necessary for Buyer to manufacture or arrange for the manufacture of any such product which Seller no longer manufactures.

                                ARTICLE VII

                            COVENANTS OF BUYER

          Buyer covenants and agrees as follows:

          7.1 ACCOUNTS RECEIVABLE. Buyer agrees to promptly forward or cause to be forwarded to Seller any and all proceeds from accounts receivable of Seller (including those comprising Excluded Assets) that are received by Buyer or the Division after the Closing Date. If, after the Closing Date, Buyer receives any payment from any Person who at the time of such payment has outstanding Seller Accounts Receivable and Buyer Accounts Receivable, and the payment (a) does not indicate whether it is in respect of Seller Accounts Receivable or Buyers Accounts Receivable or (b) indicates that it is in payment of both Seller Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, then Seller and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire undisputed Seller Accounts Receivable and undisputed Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed on the books of the Seller or Buyer, as applicable.

          7.2 WAIVER OF BULK SALES LAW COMPLIANCE. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar Requirements of Law applicable to bulk sales and transfers, to the extent applicable to the Transactions. MagneTek shall indemnify Buyer in connection with the foregoing matters pursuant to Section 10.1(c) hereof.

          7.3 INSURANCE. Buyer shall secure insurance with respect to the Division from the Closing Date covering general liability and products liability in amounts customary for the industry in which the Division operates.

          7.4 GUARANTY RELATING TO MAGNETEK BELGIUM. As promptly as practicable, and in any event not later than 14 calendar days after the Closing Date, Buyer will cause to be released all of the obligations of Seller evidenced by or undertaken in accordance with the letter of MagneTek to NV Kredietbank dated March 24, 1993, a copy of which is attached as Schedule 7.4 (the "Belgium Obligations"), including but not limited to the guarantee obligation of Seller of up to 28,546,473 Belgian Francs, with Seller having no liability in respect thereof after the release. If such obligations are not released within such 14-day period, Seller shall be credited with the sum of $1,000, to be applied against its future obligations under the Warranty Services Agreement, for each full or partial seven calendar day period that elapses after the expiration of the 14-day period until the Belgium Obligations are released.

          7.5 SAUDI LETTERS OF CREDIT. Buyer shall use its best efforts after the Closing to cause to be released those certain letters of credit issued by Bank of America in favor of the Al Henaki Trading Corporation relating to a Contract or Contracts of MagneTek, with Seller having no liability in respect thereof, until such letters of credit expire or are released. Until the release or expiration of such letters of credit, Buyer, without cost to Seller, shall timely perform all of the obligations under the Contract or Contracts to which the letters of credit relate and shall take all other actions required to prevent Seller from incurring any liability in respect of such letters of credit.

                                 ARTICLE VIII

                               MUTUAL COVENANTS

          Seller and Buyer covenant and agree as follows:

          8.1  PERMITS AND CONSENTS.

                   (a) As promptly as practicable after the date hereof, Buyer and Seller shall make all filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Buyer and Seller shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. Seller and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Assigned Contracts as may be required. As to the Assigned Contracts on Schedule 8.1(a), Buyer shall use commercially reasonable efforts to cause the other party to such Contract to agree to a complete novation as to Seller in respect thereof. Buyer acknowledges that consents to the Transactions may be required from parties to the Assigned Contracts and that Seller will not assign to Buyer at the Closing any Assigned Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date.

                   (b) Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents to the assignment of Contracts that may be required in connection with the Transactions or because of the default, acceleration or termination of any Assigned Contract as a result thereof. Buyer further agrees that no representation or warranty of MagneTek or covenant of MagneTek contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or as a result of any such acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such acceleration or termination. Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; PROVIDED, HOWEVER, that such cooperation shall not include any requirement that Seller commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The Purchase

Price shall not be subject to adjustment by reason of any such consents that are not obtained.

                   (c) With respect to each such Assigned Contract not assigned on the Closing Date, after the Closing Date Seller shall continue to deal with the other contracting party(ies) to such Assigned Contract as the prime contracting party, and Buyer and Seller shall continue to use reasonable efforts to obtain the consent of all required parties to the assignment or novation of such Assigned Contract. Such Assigned Contract shall be promptly assigned by Seller to Buyer after receipt of such consent after the Closing Date. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Assigned Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such contract; and to the extent such benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Assigned Contract after the Closing Date.

          8.2 COOPERATION. Buyer and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Division to Buyer and to minimize any disruption to the businesses of Seller or the Division that might result from the Transactions. Neither party shall be required by this Section 8.2 to take any action that would unreasonably interfere with the conduct of its business.

          8.3 PUBLICITY. Seller and Buyer agree that prior to the Closing Date, no public release or announcement concerning the Transactions shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Requirement of Law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

          8.4 REASONABLE EFFORTS AND FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8.1), each party will use all reasonable efforts to cause the Closing to occur. Seller and Buyer shall, at any time and from time to time after the Closing, upon the reasonable request of another party, execute, acknowledge, deliver and file all such further acts, transfers, conveyances, assignments and assurances as may reasonably be required to effect the transactions.

          8.5 RECORDS. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all Records included in the Assets, which are in the possession of MagneTek to the extent not then in the possession of the Division, except any Records relating to Excluded Liabilities (including, without limitation, to any Tax liability of Seller or to any litigation or claim not assumed by Buyer hereunder). After the Closing, upon reasonable written notice and at Buyer's sole expense, Seller agrees to furnish or cause to be furnished to Buyer and its representatives (including its auditors), access at reasonable times and during normal business hours to such information relating to the Division in Seller's possession as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment; PROVIDED, HOWEVER, that such access does not unreasonably disrupt the normal operations of Seller, Buyer or the Division.

          8.6  ACCESS TO FORMER BUSINESS RECORDS; COOPERATION IN LITIGATION.

                   (a) For a period of seven years following the Closing, Buyer will retain all Records. During such period, Buyer will afford authorized representatives of Seller (including its auditors) access to such Records at reasonable times and during normal business hours at the principal business office of the Division, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Seller at Seller's sole cost and expense. During such period, Buyer will, at Seller's expense (limited, however, to Buyer's reasonable out-of-pocket expenditures without regard to any employee cost or other overhead expenses), cooperate with Seller in furnishing information, evidence, testimony, and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which Seller or any of its Affiliates is subject relating to the business of the Division prior to the Closing. The term "Record" as used in this
Section 8.6 shall include any data processing files or other computerized data.

                   (b) Buyer acknowledges the existence of the Seller's claims against Teledyne, and further acknowledges, without limiting the generality of this Section 8.6, that its obligations hereunder may include the involvement of Buyer management and/or key employees in the assistance of MagneTek in pursuing such existing claims.

          8.7 USE OF TRADEMARKS AND TRADE NAMES. Notwithstanding anything to the contrary in this Agreement, Buyer may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek," and the stylized "MagneTek" logo (i) in displays, signage and postings for the period after the Closing Date necessary to permit the reasonably prompt removal of such names, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Company's former affiliation with MagneTek (e.g., formerly a division of "MagneTek, Inc.") and (iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing, until such is exhausted. Buyer shall also have the rights to the use of the "INET" name provided for and as limited by the License Agreement.

          8.8 MAGNETEK BELGIUM. As soon as practicable after the Closing, MagneTek will cause the Conseil D'Administration of MagneTek Belgium to resign and will cause the capital stock of MagneTek Belgium now or formerly owned by Frank Perna, Jr. to be assigned to Buyer or its designee. Promptly after the Closing, Buyer will cause MagneTek Belgium to be renamed so as not to use the name "MagneTek."

                                    ARTICLE IX

                            EMPLOYEE BENEFIT MATTERS

          9.1 EMPLOYEE RETENTION. Buyer shall offer employment to commence as of the Closing Date to the Division Employees set forth on Schedule 9.1. Buyer assumes all obligations and liabilities, if any, under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and under Belgian law as to Division Employees who are not so offered employment, and to all Division Employees to the extent any rights in any jurisdiction arise as a result of a disparity in salary or other terms of employment offered by Buyer as compared to the current terms. Buyer also agrees to comply with the terms of the WARN Act and applicable Belgian law following the Closing Date. Seller will retain all obligations and liabilities arising from the termination of employees of the Division after April 1, 1994 and prior to the Closing Date, including, without limitation, obligations and liabilities under the WARN Act and applicable Belgian law; PROVIDED, HOWEVER, that Seller shall not retain any obligations and liabilities resulting from any violation of any Requirement of Law or human resources or personnel policy of MagneTek in connection with any such termination, and any such obligations and liabilities shall be assumed by Buyer.

          9.2 EMPLOYEE BENEFIT PLANS. Effective as of the Closing Date, Division Employees shall cease accruing any benefits under any Seller Plan, and MagneTek shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation. To the extent provided for under the terms of any Seller Plan, Division Employees will be or remain vested therein, but only to the extent so provided for under the terms thereof.

          9.3 VACATION, HOLIDAY AND SEVERANCE PAY. As of the Closing Date, Buyer shall assume all of Seller's and MagneTek Belgium's obligations for vacation (including accrued vacation), holiday and severance (if any) pay to all Division Employees.

          9.4 TELEDYNE PENSION CREDITS. MagneTek will deliver to Buyer funds in an amount equal to the unallocated portion of the pension transition credits under the MagneTek FlexCare Plus Retirement Pension Plan (the "MagneTek Plan") acquired from Teledyne (the "Teledyne Benefits") attributable to the Division Employees who are former Teledyne employees as soon as reasonably practicable after MagneTek's actuaries complete the actuarial determinations required in connection with the calculation of such amount; provided, however, that MagneTek shall not be required to deliver such funds prior to the release of the Belgium Obligations in accordance with
Section 7.4. Buyer will provide the Teledyne Benefits to the Division Employees who are former Teledyne employees in a manner that is designed to preserve the substantive economic benefit provided to such employees with respect to the "Transition Credits" set forth in Section C4.2 of the MagneTek Plan, as in effect on the Closing Date. Nothing herein shall prevent Buyer from providing all or part of the Teledyne Benefits to the former Teledyne employees on a basis that is faster than that provided under the MagneTek Plan, or in a manner that is not within a tax-qualified retirement plan, but in no event shall Buyer fail to provide the former Teledyne employees, as a group, the Teledyne Benefits.

          9.5 THIRD-PARTY BENEFICIARIES. No provision of this Article IX shall create any third-party beneficiary rights in any employee or former employee of the Division (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date.

                                   ARTICLE X

                                INDEMNIFICATION

          10.1 INDEMNIFICATION BY MAGNETEK. Subject to the terms and conditions of this Article X, MagneTek shall indemnify Buyer and each of its officers, directors, employees and agents (each, a "Buyer Indemnified Person") against, and hold them harmless from, any Loss suffered or incurred by any such Buyer Indemnified Person to the extent arising from (a) if the Closing occurs, any breach of any representation or warranty of MagneTek contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto, (b) any breach of any covenant of MagneTek contained in this Agreement requiring performance after the Closing Date or (c) if the Closing occurs, (i) the existence of, or the failure of MagneTek to pay, perform and discharge when due, any of the Excluded Liabilities (including, without limitation, any Losses as a result of the failure of MagneTek to comply with any bulk sales laws referred to in
Section 7.3) and (ii) the existence of liabilities of MagneTek Belgium that comprise Excluded Liabilities, notwithstanding the structure of the Transactions being a stock purchase as to MagneTek Belgium; PROVIDED, HOWEVER, that MagneTek shall not have any liability under this Section 10.1 unless the aggregate of all Losses relating thereto for which MagneTek would, but for this proviso, be liable exceeds on a cumulative basis, an amount equal to $50,000 (and then only to the extent of any such excess); and PROVIDED FURTHER, HOWEVER, that (x) MagneTek's aggregate liability under clauses (a) and (b) of this Section 10.1 shall in no event exceed the lesser of $500,000 or the aggregate, adjusted cash purchase price paid to Seller (including payments actually made under the Promissory Note), (y) MagneTek shall in addition be obligated to reimburse Buyer for up to $1,200,000 in respect of the claims referred to in Section 2.3(b) and (z) MagneTek's liability under clause (c) of this Section 10.1, on a cumulative basis with the liability referred to in clause (x) preceding, shall in no event exceed the aggregate, adjusted cash purchase price paid to Seller (including payments actually made under the Promissory Note), except that the liability of MagneTek in respect of Excluded Liabilities described in Section 2.3(c) shall have no limit.

          10.2 INDEMNIFICATION BY BUYER. Subject to the terms and conditions of this Article X, Buyer shall indemnify Seller and each of its respective officers, directors, employees and agents (each, a "Seller Indemnified Person") against, and hold them harmless from, any Loss suffered or incurred by any such Seller Indemnified Person to the extent arising from
(a) if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith, (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date, (c) if the Closing occurs, the existence of, or the failure of Buyer to pay, perform and discharge when due, any of the Assumed Liabilities, (d) if the Closing occurs, the ongoing operations of Buyer and the Assets after the Closing Date and (e) if the Closing occurs, any breach or alleged breach by Seller of the Belgium Obligations of Seller and any Loss incurred by Seller by reason of its obligations in respect of the letters of credit referred to in Section 7.5; PROVIDED, HOWEVER, that Buyer shall not have any liability under clauses
(a) through (d) of this Section 10.2 unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis, an amount equal to $50,000 (and then only to the extent of such excess); and PROVIDED FURTHER, HOWEVER, that Buyer's aggregate liability under clauses (a) and (b) of this Section 10.2 shall in no event exceed the aggregate, adjusted cash purchase price paid to Seller (including payments actually made under the Promissory Note).

          10.3  LOSSES NET OF INSURANCE, ETC.

                   (a) The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered or recoverable by the Indemnified Person under insurance policies with respect to such Loss and of any reserve in respect thereof reflected on the Closing Balance Sheet.

                   (b) If the Indemnifying Person makes any payment under this Article X in respect of any Loss, the Indemnifying Person shall be subrogated, to the extent of such payment, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

                   (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to the other party for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions.

                   (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses any Indemnified Person may incur arising from or relating to the Transactions, and each party hereby waives, to the extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

          10.4 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless a party hereto, pursuant to Sections 10.1 and 10.2, shall terminate on the second anniversary of the Closing Date (except as to Sections 6.6 and 8.6, which shall survive for the respective periods set forth therein, and as to Sections 7.4 and 7.5, which shall survive the Closing Date indefinitely); PROVIDED, HOWEVER, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person. Notwithstanding the foregoing, MagneTek's obligation to indemnify and hold harmless a Buyer Indemnified Person from Losses resulting from the existence of, or failure to pay, perform and discharge when due, Excluded Liabilities described in Section 2.3(c) shall survive the Closing Date indefinitely.

          10.5 PROCEDURES RELATING TO INDEMNIFICATION (OTHER THAN FOR TAX CLAIMS). In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than for Tax Claims) in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim within 10 Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified

Person shall deliver to the Indemnifying Person, within five Business Days after the Indemnified Person's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

              If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis in the manner specified in Section 8.6 hereof to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing, in the event a Third-Party Claim is made against Seller as to which MagneTek is entitled to seek indemnification under this Article X and MagneTek concludes, in its reasonable judgment, that Buyer lacks the financial and personnel resources to vigorously defend MagneTek from such Third-Party Claim, MagneTek may elect to retain the defense of such Third-Party Claim and shall be entitled to be reimbursed by Buyer for its Losses incurred in such defense, such expenditures to be reimbursed promptly after submission of invoices therefor.
 Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying

Person's prior written consent (which consent shall not be unreasonably withheld or delayed). All Tax Claims (as defined in Section 10.6) shall be governed by Section 10.6.

          10.6  PROCEDURES RELATING TO INDEMNIFICATION OF TAX CLAIMS.

                   (a) If a claim shall be made by any Tax authority, which, if successful, might result in an indemnity payment to any Person hereunder (a "Tax Indemnitee"), the Tax Indemnitee shall promptly notify the party against whom indemnification is sought (the "Tax Indemnitor") in writing of such claim (a "Tax Claim"). If notice of a Tax Claim is not given to the Tax Indemnitor within a sufficient period of time to allow the Tax Indemnitor to effectively contest such Tax Claim, or in reasonable detail to apprise the Tax Indemnitor of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor's ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.

                   (b) With respect to any Tax Claim, the Tax Indemnitor shall control all proceedings taken in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; PROVIDED, HOWEVER, that the Tax Indemnitor shall not settle or compromise a Tax Claim without giving 30 days' prior notice to the Tax Indemnitee, and without the Tax Indemnitee's consent, which shall not be unreasonably withheld or delayed, if such settlement or compromise would have a material adverse effect on the Tax liabilities of the Tax Indemnitee, its Affiliates or any member of its affiliated group. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor's request) the provision to Tax Indemnitor of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          10.7 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections
10.1 and 10.2 and shall terminate at the close of business on the last day of the second year following the Closing Date.

                                   ARTICLE XI

                               GENERAL PROVISIONS

          11.1 ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer other than by operation of law, including by way of stock sale or merger, except to a buyer of substantially all the assets of Buyer, without the prior written consent of Seller; PROVIDED, HOWEVER, that (a) Buyer may assign its right to purchase the Assets hereunder to an Affiliate of Buyer that can accurately make all of Buyer's representations and warranties as of the Closing without the prior written consent of Seller, but in no event shall any such assignment limit or affect Buyer's obligations hereunder and (b) Buyer may assign its rights (including its indemnification rights) hereunder or grant a security interest in this Agreement, or both, to or for the benefit of any Person holding a financial obligation of Buyer issued in connection with the financing of the Transactions or in connection with any renewal, extension, modification, amendment, refinancing, refunding or replacement of any such financial obligation.

          11.2  NO THIRD-PARTY BENEFICIARIES.  Except as provided in Section
11.1 as to permitted assignees and in Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

          11.3  TERMINATION.

                   (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated (except as set forth in Section 11.3(c)) and the Transactions abandoned at any time prior to the Closing Date:

                        (i)  by mutual written consent of Seller
              and Buyer;

                        (ii)  by Seller if any of the conditions
              set forth in Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by Seller;

                        (iii)  by Buyer if any of the conditions
              set forth in Section 3.1 shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

                        (iv)  by Seller or Buyer, if the Closing
              does not occur on or prior to November 15, 1994; PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not materially in breach (after having been given written notice and a five-Business Day cure period, if such breach is susceptible of cure) of any of its representations, warranties, covenants or agreements contained in this Agreement.

                   (b) In the event of termination by Seller or Buyer pursuant to this Section 11.3, written notice thereof shall forthwith be given to the other party and the Transactions shall be terminated, without further action by either party. If the Transactions are terminated as provided herein:

                        (i)  Buyer shall return all documents and
              copies and other material received from Seller relating to the Transactions, whether so obtained before or after the execution hereof, to Seller;

                        (ii)  all confidential information
              received by Buyer with respect to the Division and Seller and all confidential information received by the Seller with respect to the Buyer shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

                   (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 11.3, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7.1 relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section
11.4 relating to certain expenses, (iii) Section 8.3 relating to publicity,
(iv) Section 11.5
relating to attorney fees and expenses, (v) Section 11.11 relating to finder's fees and broker's fees and (vi) this Section 11.3. Nothing in this
Section 11.3 shall be deemed to release Seller or Buyer from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of Seller or Buyer to compel specific performance by the other party of its obligations under this Agreement.

          11.4 EXPENSES. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with the Transaction Documents and the Transactions shall be paid by the party incurring such fees, costs or expenses.

          11.5 ATTORNEYS' FEES. Should any litigation be commenced concerning this Agreement or the rights and duties of any party with respect to it, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorney fees and expenses determined by the court in such litigation or in a separate action brought for that purpose.

          11.6 AMENDMENTS. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

          11.7 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                   (i)  if to Buyer, to:

                        MAS Acquiring Corp.
                        1871 Chris Lane
                        Anaheim, California 92805
                        Attention:  Robert E. Tupack
                        with a copy to:

                        Graham & James
                        801 South Figueroa Street
                        14th Floor
                        Los Angeles, California 90017-5554
                        Attention:  Hillel T. Cohn, Esq.

                   (ii) if to Seller, to

                        MagneTek, Inc.
                        26 Century Boulevard
                        P.O. Box 290159
                        Nashville, Tennessee 37229-0159
                        Attention: Samuel A. Miley, Esq.
                                   General Counsel

                        with a copy to:

                        Gibson, Dunn & Crutcher
                        2029 Century Park East
                        Suite 4200
                        Los Angeles, California  90067
                        Attention:  Jennifer Bellah, Esq.

          11.8 INTERPRETATION; EXHIBITS AND SCHEDULES. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

          11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          11.10 ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and

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

written agreements and understandings relating to such subject matter.

          11.11  FEES.  Each party hereto hereby represents and warrants that
(a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are set forth in Schedule 11.11 and (b) each party agrees that it will pay all fees or commissions which may be payable to such firm(s) retained by it or to which it may be obligated.

          11.12 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          11.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

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

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                             MAGNETEK, INC.


                             By:
                                -----------------------------
                                  David P. Reiland
                                  Executive Vice President
                                  and Chief Financial Officer

                             MAS ACQUIRING CORP.


                             By:
                                -----------------------------
                                  Robert E. Tupack
                                  President



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